Exhibit (d)(3)

Execution Copy

Hyperion Therapeutics, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

March 8, 2015

Horizon Pharma plc

Connaught House, 1st Floor

Dublin 4, Ireland

Attention: Timothy Walbert

Confidentiality Agreement

Ladies and Gentlemen:

We are in receipt of the letter from Timothy P. Walbert, Chairman, President and Chief Executive Officer of Horizon Pharma plc, to Donald J. Santel, President and Chief Executive Officer of Hyperion Therapeutics, Inc. (the “Company”), dated March 6, 2015 (“Offer Letter”).

In order to allow you to evaluate the possible negotiated transaction described in the Offer Letter (the “Possible Transaction”), the Company is prepared to deliver to Horizon Pharma plc and its Affiliates (the “Recipient”), following the Recipient’s execution and delivery to the Company of this letter agreement, certain information about the properties, employees, finances, businesses and operations of the Company. As a condition to furnishing the Recipient such information, the Company requires that the Recipient agree, as set forth below, to treat confidentially any such information, whether prepared by the Company, its Representatives (as defined below) or any other person acting on the Company’s behalf or to whom such person owes the Company a duty of confidentiality, whether oral or written, and regardless of the manner or form in which it is furnished, whether furnished before (to the extent furnished before the date hereof, in connection with the Possible Transaction), on or after the date of this letter agreement and whether furnished to the Recipient or its Representatives by the Company or its Representatives (such information, together with all notes, analyses, compilations, studies, forecasts, interpretations, summaries, data and other documents and materials in whatever form maintained whether prepared by the Company or the Recipient or such party’s respective Representatives or others to the extent they contain or reflect any such information, being collectively referred to in this letter agreement as “Evaluation Material”), and to take or abstain from taking certain other actions set forth herein.

The term “Evaluation Material” does not include, however, information which Recipient can demonstrate (a) was at the time of Recipient’s disclosure or use generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in violation of this letter agreement or other obligation of confidentiality, (b) is already in the Recipient’s possession, provided that such information is not subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to the Company or another party that received such information from the Company, (c) becomes available to the Recipient on a non-confidential basis from a person (other than the Company or its Representatives), provided that such person is not bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy to the Company or another party that received such information from the Company or (d) was independently developed by the Recipient or its Representatives without reference to or use of Evaluation Material.

For purposes of this letter agreement, “Affiliate” means, with respect to any specified person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities or as trustee, personal representative or executor, by contract or otherwise; the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership or other legal or business entity, any governmental representative or any individual; “Representatives” means, as to any person, such person’s Affiliates and its and their respective directors, officers, employees, agents and advisors (including, without limitation, the Recipient’s and its Affiliates’ financial advisors, potential sources of debt financing related to the Possible Transaction, attorneys, accountants and consultants).

The Recipient hereby agrees that Evaluation Material will be used by it and its Representatives solely for the purpose of evaluating the Possible Transaction and not for any other purpose and will not be disclosed by the Recipient or its Representatives to any other person; provided, however, that any Evaluation Material may be disclosed to the Recipient’s Representatives (i) who are actively and directly participating in the Recipient’s evaluation of the Possible Transaction or who otherwise need to know the Evaluation Material for the purpose of evaluating the Possible Transaction, and (ii) who are directed by the Recipient to comply with the terms of this letter agreement to the same extent as if they were parties hereto. The Recipient shall be responsible for any breach of this letter agreement by its Representatives.

The Recipient understands that the Company has the right, in its sole discretion, to determine what Evaluation Material to make available to the Recipient and that the Company reserves the right to adopt additional specific measures to protect the confidentiality of certain sensitive Evaluation Material.

The Parties have concluded, on the basis of the structure of the Possible Transaction described in the Offer Letter, that they have interests in common in a successful resolution of all pending and future claims and proceedings against the Company, including all claims for patent infringement and misappropriation. To the extent that any Evaluation Material may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the parties understand and agree that, given their common interest, it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine. Without limiting the foregoing, the Recipient agrees that if a prior art reference is disclosed to the Recipient as part of the Evaluation Material, the Recipient shall not use such disclosed reference to challenge the validity of any patents owned by, or licensed exclusively to, the Company unless the Recipient can prove by documentary evidence that the Recipient that it already possessed such information prior to its disclosure by the Company to the Recipient or its Representatives or unless such information was discovered by individuals within the Company or by advisors to the Company that did not have access to such information from the Recipient. Nothing in this letter agreement obligates the Company to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

The Evaluation Material shall remain the property of the Company. No rights to use (other than solely for the purpose set forth herein), license or otherwise exploit the Evaluation Material are granted to the Recipient, by implication or otherwise. The Recipient will not by virtue of the Company’s disclosure of any intellectual property or the Recipient’s knowledge thereof acquire any rights with respect thereto.

In the event that the Recipient or any of its Representatives are requested to disclose pursuant to applicable Law any Evaluation Material, the Recipient agrees to immediately notify the Company of the existence, terms and circumstances surrounding such request, so that the Company may seek an appropriate protective order or other remedy or waive its compliance with the terms of this letter agreement (and, if the Company seeks such an order, the Recipient will provide such cooperation as the Company may reasonably request at the Company’s expense). In the event that the Recipient or any of its Representatives is nonetheless legally required to disclose such information, the Recipient or such Representative, as the case may be, shall furnish only that portion of the Evaluation Material that the Recipient’s or such Representative’s outside counsel advises the Recipient or such Representative in writing (including by way of email) is legally required to be disclosed. In no event shall the Recipient or any of its Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded Evaluation Material.

In addition, without the prior written consent of the other party, each party shall not and shall cause its Representatives not to disclose to any person: (i) the fact that investigations, discussions or negotiations are taking place or have taken place concerning the Possible Transaction, (ii) any of the terms or conditions of the Possible Transaction, including, without limitation, the status thereof and the Company’s and the Recipient’s consideration of the Possible Transaction, or (iii) the existence of this letter agreement or the fact that Evaluation Material has been made available to the Recipient or its Representatives (the information in clauses (i)-(iii) being “Transaction Information”), except that each party may make any such disclosure if it is advised by outside counsel in writing (including by way of email) that such disclosure is required by Law, but only after compliance with the procedures set forth in the preceding paragraph. As used in this letter agreement, “Law” means any applicable law, regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of the

Recipient’s or the Company’s securities are listed or quoted) or valid and effective legal process.

The Recipient agrees that, for a period of one year from the date of this letter agreement (the “Standstill Period”), neither it nor any of its Affiliates nor any of its Representatives, at the direction or request of the Recipient, will, without the prior written consent of the Company, directly or indirectly:

(a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the Company or any subsidiary thereof, or of any successor thereto, or any assets of the Company or any subsidiary thereof or of any such successor;

(b) otherwise act, alone or in concert with others, to seek or propose to influence or control the Board of Directors or the management or policies of the Company, or to make or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote any voting securities of the Company or any subsidiary thereof, or to seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company or any subsidiary thereof;

(c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, restructuring, recapitalization, reorganization, consolidation, tender or exchange offer, business combination or other extraordinary transaction of or involving the Company or any subsidiary thereof or any of their securities or assets;

(d) enter into any discussions, negotiations, arrangements, agreements or understandings (whether written or oral) with, or advise, assist or encourage any third party with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), in connection with any of the foregoing; or

(e) make, in each case to the Company or any third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request the Company or any of its Representatives, directly or indirectly, to amend, waive or terminate any provision of this paragraph (including this subparagraph).

If the Company discontinues discussions with Recipient relating to a Possible Transactions during the Standstill Period, nothing in this agreement will prevent the Recipient from privately communicating with the Chief Executive Officer of Company that Recipient would be amenable to reengaging in consensual discussions (a “CD request”) with the Company with respect to a Possible Transaction so long as such communication is made confidentially and does not require public disclosure.

The Standstill Period shall terminate automatically upon the Company entering into a definitive agreement with a third party to effectuate (A) a sale of 50% or more of the consolidated assets of the Company and its wholly owned subsidiaries or (B) a transaction (I) that, in whole or in part, requires the approval of the Company’s stockholders and, (II) in which, based on information publicly available at the time of announcement of the entering into of such agreement, the holders of the outstanding voting equity securities of the Company prior to such transaction will not own, immediately following such transaction, at least 50% of such equity securities of either (x) the corporation resulting from such transaction (the “Surviving Corporation”), or (y), if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding voting equity securities of the Surviving Corporation.

At the request of the Company, in its sole discretion and for any reason, or on the Recipient’s own initiative if the Recipient determines that it does not wish to proceed with the Possible Transaction (of which decision the Recipient will promptly notify the Company) or if the Possible Transaction is not consummated by the Recipient, the Recipient will, as directed by the Company, promptly (and in any event no later than five business days after the request therefor) (a) deliver to the Company all tangible Evaluation Material in the Recipient’s possession or in the possession of any of the Recipient’s Representatives that was provided by or on behalf of the Company and destroy all other Evaluation Material in the Recipient’s possession or in the possession of any of its Representatives (including, without limitation, all copies, reproductions, summaries, analyses or extracts thereof or based thereon in whatever form or medium, including, without limitation, electronic copies) or (b) destroy (including, without limitation, expunging all such Evaluation Material from any computer, word processor other device containing such information) all such Evaluation Material in the Recipient’s possession or in the possession of any of its Representatives (such destruction to be certified promptly in writing to the Company by an authorized officer of the Recipient supervising such destruction); provided, however, that the Recipient may retain one copy of Evaluation Material solely for purposes of complying with this agreement provided that access thereto is limited to Recipient’s internal counsel or chief information technology employee. Notwithstanding any such return or destruction (or retention) of Evaluation Material, the Recipient and its Representatives will continue to be bound by its and their respective obligations of confidentiality hereunder.

Each party further acknowledges that it is aware, and that it will advise its Representatives who have received Evaluation Material (in the case of the Recipient) or Transaction Information (in the case of either party), that the United States securities laws prohibit any person who has received material, non-public information concerning an issuer of securities or a transaction involving such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances under which it is reasonably foreseeable that such other person is likely to purchase or sell such securities. Each party agrees that it will not trade in the securities of the other party until such time as it may do so under applicable United States securities laws.

Each party agrees that without the other party’s prior written consent, neither such party nor any of its Affiliates shall for a period of one year from the date hereof directly or indirectly solicit for employment or employ any person who is known to such party to be employed by the other party or any of its subsidiaries as of the date hereof or at any time hereafter and prior to the termination of discussions between the Company and the Recipient with respect to the Possible Transaction; provided, however, that the foregoing shall not apply to (a) generalized searches for employees by use of advertisements in the media that are not targeted at employees of the other party, or (b) the employment of such persons solicited in accordance with clause (a) and not otherwise in breach of this letter agreement.

It is further understood and agreed that the Company’s financial advisor Centerview Partners (the “Financial Advisor”) will arrange for appropriate contacts for due diligence purposes as the Financial Advisor and the Company in their sole discretion shall determine. It is also understood and agreed that all (a) communications regarding the Possible Transaction by the Recipient and its Representatives, (b) requests for additional information by the Recipient and its Representatives, (c) requests for facility tours or management meetings by the Recipient and its Representatives, and (d) discussions or questions regarding procedures, will be submitted or directed exclusively to the Financial Advisor, and that none of the Recipient or its Representatives will initiate or cause to be initiated any communication with any director, officer, employee, Affiliate or agent of the Company or of any subsidiary of the Company concerning the Evaluation Material, Transaction Information or the Possible Transaction except with the express permission of the Company or the Financial Advisor, and except for a permissible CD Request.

Each party understands and agrees that no contract or agreement providing for any transaction shall be deemed to exist between the Recipient and the Company unless and until a final definitive agreement regarding the Possible Transaction has been executed and delivered by the parties hereto (such agreement, a “Definitive Agreement”). Unless and until a Definitive Agreement has been executed and delivered by the parties hereto (and then only to the extent set forth in such Definitive Agreement), the Recipient hereby understands and agrees that (a) none of the Company, its Representatives or any of their respective Affiliates, directors, officers, employees, stockholders, owner or agents makes any representation or warranty (express or implied) as to the accuracy or completeness of the Evaluation Material, (b) the Recipient and the Recipient’s Representatives shall not make, and hereby waive in advance, any claims whatsoever against the Company, its Representatives or any of their respective Affiliates, directors, officers, employees, stockholders, owners or agents with respect to, arising out of, or relating to, the Possible Transaction or the review, use or content of any Evaluation Material or any errors therein or omissions therefrom (including, without limitation, any conclusions that the Recipient or any of the Recipient’s Representatives derive from Evaluation Material), or any action taken or any inaction occurring in reliance on Evaluation Material, and (c) none of the Company, its Representatives or any of their respective Affiliates, directors, officers, employees, stockholders, owners or agents shall have any liability, responsibility or obligation of any kind to the Recipient or any of the Recipient’s Representatives or stockholders (or other equity holders) on any basis (including, without limitation, in contract, tort, under federal or state securities law or otherwise) with respect to, arising out of, or relating to, the review, use or content of Evaluation Material or any errors therein or omissions therefrom (including, without limitation, any conclusions that the Recipient or any of the Recipient’s Representatives derive from Evaluation Material), or any action taken or any inaction occurring in reliance on Evaluation Material.

Each party further understands and agrees that neither party hereto, nor any of their respective Representatives, is under any legal obligation or has any liability to the other party of any nature whatsoever with respect to the Possible Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein). The Recipient also acknowledges and agrees that (i) the Company and its Representatives may conduct the process that may or may not result in the Possible Transaction in such manner as the Company, in its sole and absolute discretion, may determine (including, without limitation, negotiating and entering into a final acquisition agreement with any third party without notice to the Recipient), and (ii) the Company reserves the right to change, in its sole and absolute discretion, at any time and without notice to the Recipient, the procedures relating to the Company’s and the Recipient’s consideration of the Possible Transaction (including, without limitation, terminating all further discussions with the Recipient and requesting that the Recipient return or destroy the Evaluation Material as described above).

It is understood and agreed that money damages would be an inadequate remedy for any actual or threatened breach of this letter agreement by a party or any of its Representatives because of the difficulty of ascertaining the amount of damage that would be suffered by the other party in the event that this letter agreement is breached. Therefore, each party agrees, without prejudice to the rights and remedies otherwise available to the other party, to the granting of specific performance of this letter agreement and injunctive or other equitable relief in favor of such other party as a remedy for any such breach, without proof of actual damages, and such party further waives any requirement for the posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a party’s or any of its Representatives’ breach of this letter agreement, but shall be in addition to all other remedies available at law or in equity to the other party. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, non-appealable order that this letter agreement has been breached by a party or any of its Representatives, then the breaching party shall reimburse the non-breaching party for its costs and expenses (including, without limitation, legal fees and expenses) incurred by the non-breaching party in connection with all such litigation.

The Recipient represents and warrants that as of the date hereof, neither it nor any of its Affiliates beneficially owns any securities of the Company.

This letter agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. It is further understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

The Company is represented in the Possible Transaction by the law firm Shearman & Sterling LLP (“S&S”). By participating in the process for the Possible Transaction and executing this letter agreement, you are agreeing to waive any actual or potential conflict of interest that S&S may have as a result of S&S’s representation of the Company in the Possible Transaction.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America for any actions, suits or proceedings arising out of or relating to this letter agreement

(and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by United States registered mail to the address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the courts of the State of Delaware and the United States of America and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Any assignment of this letter agreement by a party without the other party’s prior written consent shall be void.

If any term, covenant, restriction or other provision of this letter agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, all other terms, covenants, restrictions and other provisions of this letter agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. If any term, covenant, restriction or other provision of this letter agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties hereto agree that the court making such determination may modify such term, covenant, restriction or other provision in a manner consistent with its objectives such that it is enforceable, and in its modified form, such term, covenant, restriction or other provision will then be enforceable and will be enforced for all purposes contemplated by this letter agreement.

This letter agreement contains the entire agreement between the parties concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon the parties unless approved in writing by the parties.

This letter agreement shall continue in full force and effect for a period of two years from the date hereof. The termination of this letter agreement shall not relieve the Recipient of its confidentiality and non-use obligations with respect to Evaluation Material or its obligations with respect to the return or destruction of Evaluation Material, or relieve the Recipient of its obligations related to the Standstill Period during such period.

This letter agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf’ form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

Please confirm the Recipient’s agreement with the foregoing by signing and returning by mail, fax or email to the undersigned the copy of this letter agreement enclosed herewith.

HYPERION THERAPEUTICS, INC.

By	/s/ Donald J. Santel
Name: Donald J. Santel
Title: CEO

Accepted and Agreed as of

the date first written above:

HORIZON PHARMA PLC

By:	/s/ Robert F. Carey
Name: Robert F. Carey
Title: Executive Vice President, Chief Business Officer